Exhibit 99.2

Bank Remakes Job Recruiting Strategy (SUNDAY NEWS)
Judy A. Strausbaugh


Along with the shift in culture at Union National Community Bank made evident by the Gold Cafe' , a bank and coffee shop in one, comes a change in the way the bank seeks prospective employees.

R. Michael Mohn, senior vice president of organizational development (human resources in old banking vernacular), said the bank adopted a new recruitment strategy that aligns with its total makeover.

"We've created an employee assessment model that looks for skill, knowledge and natural talent," he said.

Mohn said the bank hired Carrie Johnson, a human resources consultant and trainer who worked for the Ritz-Carlton Hotel Co.
in Chevy Chase, Md., which is lauded in corporate circles for its innovative employee recruitment and training programs.

The first launch in Union National Community Bank's strategy was to send "an army" of 30 to 40 people to patronize area retailers, such as restaurants, stores and dry cleaners to spot people who would be a good fit at Union National. When anyone did spy a prospect, he would tell him or her about Union National and offer a business card with the Web site, www.remarkablejobs.com. The site opens up to the Gold Cafe' window, which briefly explains the concept and outlines the company's employee benefits.

On the flip side of the card are two other Web addresses:
www.david-lewis.com/sheepgame, an online game, and www.fishingjobs.com, a site about fishing jobs in Alaska. They are there to make the point that working at the Gold Cafe' offers so much more opportunity than the prospect's current job.

It's not difficult to spot a worthwhile prospect. Great people skills are innate and obvious, Mohn said.

Banking skills can be taught, said Mike Frey, president of Union
National, but the desire to help people comes naturally.

Mohn, who is 52, said employees need not be young, but youthful in their approach to work and life. "We want talented people who want to grow, and we want to retain good employees," he said.

Mark Gainer, chairman and CEO of Union National, said it's a challenge to retain a skilled work force.

"I am always asking, 'How can we continually challenge the people we've brought on?' We're a culture that's open to change, and in that we hope to attract more and more employees."